CACHE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31,	January 1,
ASSETS	2011	2011

Current assets:
Cash and equivalents	$ 22,509,000	$ 4,609,000
Marketable securities	4,008,000	20,923,000
Certificate of deposits - restricted	3,000,000	2,500,000
Receivables, net	3,403,000	2,855,000
Income tax receivable, net	162,000	50,000
Inventories, net	22,075,000	15,789,000
Prepaid expenses and other current assets	1,572,000	5,029,000
Total current assets	56,729,000	51,755,000

Equipment and leasehold improvements, net	18,937,000	24,753,000
Intangible assets, net	102,000	102,000
Other assets	8,877,000	9,380,000

Total assets	$ 84,645,000	$ 85,990,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 9,565,000	$ 8,273,000
Note payable	-	1,518,000
Accrued compensation	2,579,000	2,551,000
Accrued liabilities	10,217,000	11,150,000
Total current liabilities	22,361,000	23,492,000

Note payable	-	319,000
Other liabilities	11,487,000	13,867,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock	165,000	165,000
Additional paid-in capital	48,419,000	48,015,000
Retained earnings	42,008,000	39,927,000
Treasury stock, at cost	(39,795,000)	(39,795,000)
Total stockholders' equity	50,797,000	48,312,000

Total liabilities and stockholders' equity	$ 84,645,000	$ 85,990,000

CACHE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended	52 Weeks Ended
	December 31,	January 1,
	2011	2011

Net sales	$223,880,000	$206,519,000

Cost of sales, including buying and occupancy	127,461,000	127,662,000

Gross profit	96,419,000	78,857,000

Expenses
Store operating expenses	76,024,000	75,901,000
General and administrative expenses	17,428,000	19,987,000
Impairment charges	719,000	10,066,000
Total expenses	94,171,000	105,954,000

Operating income (loss)	2,248,000	(27,097,000)

Other income (expense):
Interest expense	(70,000)	(117,000)
Interest income	87,000	143,000

Income (loss) before income taxes	2,265,000	(27,071,000)

Income tax provision (benefit)	184,000	(4,639,000)

Net income (loss)	$2,081,000	$(22,432,000)

Basic earnings (loss) per share	$0.16	$(1.76)

Diluted earnings (loss) per share	$0.16	$(1.76)

Basic weighted average shares outstanding	12,838,000	12,779,000

Diluted weighted average shares outstanding	12,884,000	12,779,000

CACHE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	December 31,	January 1,
	2011	2011

Net sales	$62,856,000	$55,870,000

Cost of sales, including buying and occupancy	35,632,000	34,563,000

Gross profit	27,224,000	21,307,000

Expenses
Store operating expenses	20,028,000	20,135,000
General and administrative expenses	4,086,000	4,938,000
Impairment charges	719,000	10,066,000
Total expenses	24,833,000	35,139,000

Operating income (loss)	2,391,000	(13,832,000)

Other income (expense):
Interest expense	(32,000)	(23,000)
Interest income	19,000	25,000

Income (loss) before income taxes	2,378,000	(13,830,000)

Income tax provision (benefit)	502,000	391,000)

Net income (loss)	$1,876,000	$(14,221,000)

Basic earnings (loss) per share	$0.15	$(1.11)

Diluted earnings (loss) per share	$0.15	$(1.11)

Basic weighted average shares outstanding	12,859,000	12,795,000

Diluted weighted average shares outstanding	12,903,000	12,795,000